Exhibit 99.1

Brag House Appoints Scott Woller, Accomplished Capital Markets Legal Counsel, to Board of Directors

NEW YORK, August 20, 2025 (GLOBE NEWSWIRE) -- Brag House Holdings, Inc. (NASDAQ: TBH) (“Brag House” or the “Company”) the Gen Z engagement platform operating at the intersection of gaming, college sports, and digital media, announced today a change to its Board of Directors. The Board approved the appointment of Scott D. Woller as an independent director. In addition, the Company announced that Daniel Fidrya has resigned from his position as a member of the Company’s Board of Directors, effective immediately. With these changes, the Company’s Board continues to be comprised of five members, three of which are considered independent directors according to Nasdaq Rule 5605(a)(2).

Mr. Woller will serve as Chair of the Audit Committee and as a member of the Nominations and Corporate Governance Committee. Mr. Woller currently serves as Senior Counsel at Wachtel Missry LLP, where he advises public and private companies on securities regulation, corporate governance, and corporate transactions. He brings nearly 20 years of experience working with boards, management teams, and investors across multiple industries.

“We are pleased to welcome Scott to our Board,” said Lavell Juan Malloy, Chief Executive Officer. “His extensive legal expertise and deep background in securities regulation and governance will be invaluable as Brag House continues to execute on its growth strategy. We also want to thank Daniel Fidrya for his contributions to the Board and the Company.”

About Brag House

Brag House is a leading media technology gaming platform dedicated to transforming casual college gaming into a vibrant, community-driven experience. By seamlessly merging gaming, social interaction, and cutting-edge technology, the Company provides an inclusive and engaging environment for casual gamers while enabling brands to authentically connect with the influential Gen Z demographic. The platform offers live-streaming capabilities, gamification features, and custom tournament services, fostering meaningful engagement between users and brands. For more information, please visit www.braghouse.com.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

Media Contact
Fatema Bhabrawala
Director of Media Relations
fbhabrawala@allianceadvisors.com

Investor Relations Contact
Adele Carey
VP, Investor Relations
ir@thebraghouse.com